EXHIBIT 99.27(c)(1)

                         MASTER SERVICE & DISTRIBUTION
                              COMPLIANCE AGREEMENT


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              MASTER SERVICE AND DISTRIBUTION COMPLIANCE AGREEMENT

         THIS AGREEMENT, made effective as of the first day of November 2000, by and between Phoenix Home Life Mutual Insurance Company (Phoenix), a New York domiciled life insurance company, and Phoenix Equity Planning Corporation ("PEPCO"), a Connecticut corporation.

                                   WITNESSETH:

         WHEREAS, Phoenix offers for sale variable annuity contracts and variable life policies funded through separate accounts (the "Separate Accounts") registered as unit investment trusts under the Investment Company Act of 1940, as amended ("1940 Act"), and pursuant to registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Securities Act") (the "Contracts/Policies"); and

         WHEREAS, PEPCO is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

         WHEREAS, Phoenix desires to engage PEPCO to perform certain services with respect to the books and records to be maintained in connection with the sale of Contracts/Policies and certain administrative and other functions as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows.

1.0      Services of PEPCO.
         -----------------

         1.01 Appointment. Phoenix hereby appoints PEPCO, and PEPCO hereby accepts the appointment as, Master Service and Distributor of the Contracts/Policies.

         1.02 Duties. PEPCO shall perform those administrative, compliance and other services with respect to the Contracts/Policies as described herein. PEPCO agrees to use its best efforts in performing the activities outlined in paragraphs 1.03 and 1.06 of this Agreement.

         1.03 Written Agreements. PEPCO has and shall enter into written agreements with broker-dealer firms whose registered representatives have been or shall be properly licensed under applicable federal and state laws and NASD rules to sell registered securities and insurance products, including variable annuity contracts and variable life policies, and appointed as life insurance agents of Phoenix. Phoenix shall pay all fees associated with the appointments of such selected representatives as insurance agents of Phoenix. Such agreements with broker-dealers shall provide that such broker-dealer shall cause applications to be solicited for the purchase of the Contracts/Policies. Such agreements shall include such terms and conditions as PEPCO may determine not inconsistent with this Agreement, provided, however, that any broker-dealer with whom PEPCO has entered into a written agreement must comply with the following terms which shall be included in all such agreements.


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         The broker-dealer must:

         (a) be a registered broker-dealer under the 1934 Act and be a member of the NASD; and

         (b) agree that, in connection with the solicitation of applications for the purchase of Contracts/Policies, the broker-dealer will in all respects conform to the requirements of all state and federal laws and the Rules of Fair Practice of the NASD relating to the sale of the Contracts/Policies and will indemnify and hold harmless PEPCO and Phoenix from any damage or expense of any nature whatsoever on account of the negligence, misconduct or wrongful act of such broker-dealer and any employee, representative or agent of such broker-dealer.

         In obtaining and entering into written agreements with broker-dealers, PEPCO will in all respects conform to the requirements of all state and federal law, and the Rules of Fair Practice of the NASD.

         1.04 Recordkeeping. PEPCO shall maintain and preserve, or cause to be maintained and preserved, such accounts, books and other documents as are required of it with respect to the services provided under this Agreement, the 1934 Act and any other applicable laws and regulations, including, without limitation and to the extent applicable, Rules 17a-3 and 17a-4 under the 1934 Act. The books, accounts and records of PEPCO as to services provided hereunder, shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Phoenix agrees that certain of the books and records required herein will be created and maintained by Phoenix on behalf of PEPCO. Phoenix agrees that with respect to this section 1.04 that it is acting as agent for PEPCO, and that these books and records remain the property of PEPCO.

         1.05 Supervision. PEPCO shall, upon request, sponsor the NASD registrations of Phoenix employees and officers, who are trained and qualified persons, to market Contracts/Policies to broker-dealers and institutions in conformance with applicable state and federal laws. PEPCO reserves the right to decline to sponsor the NASD registration of any such employee or officer who, upon review of various background checks and in the reasonable estimation of PEPCO and Phoenix, is inappropriate for such registration. PEPCO shall maintain the NASD registrations of employees and officers it sponsors in accordance with the rules of the NASD until notified of termination of employment by Phoenix. Phoenix shall ensure that its employees and officers are appropriately licensed, contracted and appointed under applicable state insurance laws to market the Contract/Policies. PEPCO agrees to supervise the securities activities of those persons whose NASD registrations it sponsors. PEPCO shall pay the fees to regulatory authorities in connection with obtaining necessary securities licenses and authorizations for its registered representatives, provided, however, that Phoenix shall promptly reimburse PEPCO for such fees. PEPCO is not responsible for fees in connection with the licensing or appointment of registered representatives as insurance agents of Phoenix.

         1.06 Sales Materials and Other Documents.
              -----------------------------------

         (a) PEPCO's Responsibilities. PEPCO shall be responsible for the approval of promotional material by the SEC and the NASD, where required.

         (b) Phoenix's Responsibilities. Phoenix shall be responsible for:
(i) the design, preparation and printing of all promotional material to be used in the distribution of the Contracts/Policies;


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(ii) the approval of promotional material by state and other local insurance regulatory authorities; and
(iii) confirming the issuance of the Contract/Policy to the Contract/Policy owner.

         (c) Right to Approve. Neither party hereto nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or any document relating to the Contracts/Policies or relating to the other party unless such advertisement, circular or document shall have been approved in writing by the other party. However, nothing herein shall prohibit any party from advertising annuities or life insurance in general or on a generic basis, subject to compliance with all applicable laws, rules, and regulations. Each party reserves the right to require modification of any such material to comply with applicable laws, rules and regulations and agrees to provide timely responses regarding material submitted to it by the other party.

         1.07 Payments to Broker-Dealers. Phoenix shall serve as paying agent for amounts due broker-dealers for sales commissions and shall be responsible to pay such amounts to the persons entitled thereto as set forth in the applicable written agreements with such broker-dealers, subject to all applicable state insurance laws and regulations and all applicable federal and/or state securities laws and NASD rules. PEPCO shall reflect such amounts on its books and records (as created and maintained by Phoenix) as required by Paragraph 1.04 hereto.

         1.08 Compliance. PEPCO shall, at all times, when performing its functions under this Agreement, be registered as a securities broker-dealer with the SEC and the NASD and be licensed or registered as a securities broker-dealer in any jurisdiction where the performance of the duties contemplated by this Agreement would require such licensing or registration. PEPCO represents and warrants that it shall otherwise comply with provisions of federal and state law in performing its duties hereunder.

         1.09 Performance Support. PEPCO will provide to Phoenix the performance support services outlined on Schedule 1.09 attached hereto. The timeliness and level of such services will be as indicated on such schedule or, if not so indicated, shall be provided at the same level and timeliness as currently provided.

         1.10 Payment of Expenses. Phoenix shall reimburse PEPCO for its allocable share of the expenses incurred by PEPCO in connection with its provision of services hereunder and the distribution of the Contracts/Policies, as outlined on Schedule 1.10 attached hereto.

2.0      General Provisions.
         ------------------

         2.01 Inspection of Books and Records. PEPCO and Phoenix agree that all records relating to services provided hereunder shall be subject to reasonable periodic, special or other audit or examination by the SEC, NASD or any state insurance commissioner or any other regulatory body having jurisdiction. PEPCO and Phoenix agree to cooperate fully in any securities or insurance regulatory or judicial investigation, inspection, inquiry or proceeding arising in connection with the services provided under this Agreement, or with respect to PEPCO or Phoenix or their affiliates, to the extent related to the distribution of the Contracts/Policies. PEPCO and Phoenix will notify each other promptly of any customer complaint or notice of regulatory or judicial proceeding, and, in the case of a customer complaint, will cooperate in arriving at a mutually satisfactory resolution thereof.


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         2.02 Indemnification. PEPCO will indemnify and hold harmless Phoenix and the Separate Accounts, from any and all expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any misrepresentations, wrongful or unauthorized act or omission, negligence of, or failure of PEPCO, including any employee of PEPCO, to comply with the terms of this Agreement, provided, however, PEPCO shall not be required to indemnify for any such expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification. PEPCO shall also hold harmless and indemnify Phoenix and the Separate Accounts for any and all expenses, losses, claims, damages or liabilities (including attorney fees) arising from any misrepresentation, wrongful or unauthorized act or omission, negligence of, or a failure of a broker-dealer or its employees, agents or registered representatives, to comply with the terms of the written agreement entered into between PEPCO and such broker-dealer but only to the extent that PEPCO is indemnified by the broker-dealer under the terms of the written agreement. Phoenix will indemnify and hold harmless PEPCO, for any expenses, losses, claims, damages or liabilities (including attorney fees) incurred by reason of any material misrepresentation or omission in a registration statement or prospectus for the Contracts/Policies, or on account of any other misrepresentation, wrongful or unauthorized act or omission, negligence of or failure by Phoenix, including any employee of Phoenix, to comply with the terms of this Agreement, provided, however, Phoenix shall not be required to indemnify for any expenses, losses, claims, damages or liabilities which have resulted from the negligence, misconduct or wrongful act of the party seeking indemnification.

         2.03 Termination. This Agreement shall become effective on the date first above written and shall remain in effect, except that:

               (a) any party hereto may terminate this Agreement on any date by giving the other party at least thirty (30) days' prior written notice of such termination specifying the date fixed therefor; and

               (b) this Agreement may not be assigned by PEPCO without the consent of Phoenix.

         2.04 Registration. Phoenix agrees to use its best efforts to effect and maintain the registration of the Contracts/Policies under the Securities Act and the Separate Accounts under the 1940 Act, and to qualify the Contracts/Policies under the state securities and insurance laws, and to qualify the Contracts/Policies as annuities/life insurance under the Internal Revenue Code. Phoenix will pay or cause to be paid expenses (including the fees and disbursements of its own counsel) of the registration and maintenance of the Contracts/Policies under the Securities Act and of the Separate Accounts under the 1940 Act, and to qualify the Contracts/Policies under the state securities and insurance laws.

         2.06 Authority. PEPCO shall have authority hereunder only as expressly granted in this Agreement.

         2.07 Miscellaneous. Phoenix agrees to advise PEPCO immediately in the case of an issuance by the SEC of any stop order suspending the effectiveness of any prospectus for the Contracts/Policies, of all actions of the SEC with respect to any amendments to the registration statement(s) which may from time to time be filed with the SEC and of any material event which makes untrue any statement made in the registration statements for the Contracts/Policies, or which requires the making of a change in the registration statements in order to make the statement therein not misleading. Phoenix agrees to advise PEPCO in the event that formal administrative proceedings are instituted against Phoenix by the SEC, or any state securities or insurance department or any other regulatory body regarding Phoenix's duties under


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this Agreement, unless Phoenix determines in its sole judgment, exercised in good faith, that any such administrative proceeding will not have a material adverse effect upon its ability to perform its obligations under this Agreement. PEPCO agrees to advise Phoenix in the event that formal administrative proceedings are instituted against PEPCO by the SEC, NASD or any state securities or insurance department or any other regulatory body regarding PEPCO's duties under this Agreement, unless PEPCO determines in its sole judgment, exercised in good faith, that any such administrative proceedings will not have a material adverse effect upon its ability to perform its obligations under this Agreement.

         2.08 Independent Contractor. PEPCO shall undertake and discharge its obligations hereunder as an independent contractor and nothing herein shall be construed as establishing: (i) an employer-employee relation between the parties hereto; or (ii) a joint venture.

         2.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         2.10 Sole Agreement. This Agreement supersedes all prior agreements relating to the subject matter hereof, including, without limitation, the Master Service and Distribution Compliance Agreement dated December 31, 1996.

         IN WITNESS WHEREOF, the parties have hereunto set their hands on the date first above written.

                                        PHOENIX HOME LIFE MUTUAL INSURANCE
                                        COMPANY

                                        By: /s/
                                            ----

                                        lts: Sr. Vice President
                                             ------------------

                                        PHOENIX EQUITY PLANNING CORPORATION

                                        By: /s/
                                            ---

                                        lts: EVP, CFO, Treasurer
                                             -------------------


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                                  SCHEDULE 1.09

The Performance and Analytics units provides the following services to Variable:

[diamond] Daily performance for all subaccounts (currently 806 active, 470 pending, will be 1276 possible by end of first quarter 2001) - NAV, 1 DAY, MTD, QTD, YTD, 12 MOS, ITD

[diamond] Monthly performance for all supporting mutual funds and subaccounts - cumulative and average annual for MTD, YTD, 1, 3, 5, 10 and since inception periods. Returns are provided with and without load. Now provided for all inactive subaccounts as well. Requires monthly back-projecting for all inactive subaccounts.

[diamond] Verification of external performance reporting by Morningstar, or other such or additional rating/ranking services as may be mutually agreed.

[diamond] Provide month-end unit values to variable actuarial on a quarterly basis for VUL products - for all subaccounts (active and inactive). For any inactive subaccounts that started within quarter, month-end unit values are provided back to inception.

[diamond] New Products
          o Hypothetical back-projected performance for all subaccounts for prospectus filing
          o Revised hypothetical back-projections when subaccounts actually received money
          o Establish new subaccounts with external reporting entities, including historical hypothetical data

[diamond] New Investment Options
o Hypothetical back-projected performance for all funds and subaccounts for prospectus filing
o Revised hypothetical back-projections with funds and subaccounts actually receive money
o If clone fund, hypothetical back-projection of fund performance adjusted for appropriate expense structure
o Establish funds and subaccounts with external reporting entities, including historical hypothetical data

[diamond] Ad Hoc Requests - subject to availability

[diamond] Annual Prospectus Filings:

          Mutual Funds
          ------------
o NAV performance for 1, 5, 10 and since inception for Fund and Benchmark
o         Best/worst quarter returns - FUND
o         Annual returns for past 10 years
o         Growth of $10,000

          UITS
          ----
o         Standardized performance for 1, 5, 10 and since inception for all UITS
o         Annual returns for all UITS - (Non-Standardized) back to inception of
                             ---
          each subaccount
o         Money Market subaccount yield illustration for every product

NEW

[diamond] Quarterly statistics for Clarke Bardes

[diamond] Quarterly Clark Bardes ad-hoc reports

[diamond] Daily unit values sent to various reporting agencies (Clarke Bardes, S&P Fund Services, Annuity Pricing Center


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                                  SCHEDULE 1.10

                                   Annual Cost
                                   -----------

Compliance                           $  89,300

Performance                            164,800 (1)
                                       -------

                       Total         $ 254,100 (2)
                                      --------

(1) Assumes an average of 800 UITs for the year. Any change of +/-5% in this amount would result in an increase/decrease in the amount paid equal to that amount over/under the 5%.

(2) Payable at a rate of $21,175 monthly, promptly following the end of each month commencing as of November 2000.